Exhibit 10.3

                              CARNIVAL CRUISE LINES
                            MANAGEMENT INCENTIVE PLAN

OBJECTIVE

The Management Incentive Plan (the "Plan") is designed to focus the attention of Carnival Cruise Lines ("CCL") management on achieving outstanding performance results as reflected in profitability and other key measures. The Plan provides a framework within which the participants share in the incremental earnings of CCL achieved from applicable business operations on a fiscal year-to-year basis.

PLAN ADMINISTRATION

The administrator of the Plan is the Compensation Committee of the Board of Directors of Carnival Corporation (the "Committee"). The Committee shall have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document as well as in resolving any ambiguities that may exist in this document. At its discretion, the Committee may delegate its administrative responsibilities for this Plan.

PLAN YEAR

The "Plan Year" shall be the 12-month period ending November 30 of each year.

PARTICIPATION

Participation in the Plan shall be determined on an annual basis by the Committee, based on recommendations from the President of CCL, the CEO of Carnival Corporation and/or the COO of Carnival Corporation. The President of CCL, Senior Vice Presidents and Vice Presidents of CCL shall be eligible to participate in the Plan. No employee will have the automatic right to be selected as a participant for any year nor will being selected as a participant for one year mean that participation is automatically extended to following years.

Only persons who are employed by CCL or one of its divisions on the first day of the Plan Year are eligible to participate in the Plan except that persons who commence employment or are promoted following the beginning of the Plan Year may, with the approval of the Committee, be allowed to participate in the Plan. Such potential late-entry participants will be awarded Points (as defined below) pro-rated to the time of their entry into the Plan, subject to the approval of the Committee.

In order to actually receive an Incentive Award (as defined below) under the Plan, a participant must be employed by CCL or one of its divisions on the last day of the Plan Year; provided, however, that if a participant is on a leave of absence that does not meet the requirements of The Family and Medical Leave Act of 1993 on the last day of the Plan Year, such Incentive Award shall not be payable until the participant returns to active duty. The only exceptions to this requirement are for participants whose employment is terminated prior to the last day of the Plan Year as the result of death, disability or Retirement ("Early Termination Employees") or for other circumstances approved by the Committee on a case-by-cases basis. If employment is terminated by reason of death, disability or Retirement, a participant or his/her estate will receive a pro-rata incentive award based on the portion of the Plan

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Year the participant was employed. For purposes of this section, "Retirement"
means a termination of employment by a participant on or after the earlier of
(i) age 65 with at least five years of employment (either shipboard or shoreside) with Carnival Corporation, Carnival plc or any successor thereto and/or their affiliates or (ii) age 55 with at least 15 years of employment (either shipboard or shoreside) with Carnival Corporation, Carnival plc or any successor thereto and/or their affiliates.

BONUS POOL

The total amount payable under the Plan for each Plan Year (the "Bonus Pool") shall be calculated as follows: (Earnings minus the Capital Charge) multiplied by the Bonus Funding Percentage.

"Earnings" shall mean net income excluding net interest expense and any accrued expense related to the Plan generated within each Plan Year by CCL and its divisions calculated in accordance with U.S. generally accepted accounting principles consistently applied.

"Capital Charge" shall mean 10 percent (10%) of CCL's Average Invested Capital. "Invested Capital" shall mean shareholder equity plus external and intercompany debt after subtracting goodwill and construction in progress. "Average Invested Capital" shall be calculated as follows: the sum of the Invested Capital balance as of November 30th of the immediately preceding Plan Year and the Invested Capital balance as of the end of each calendar month during the Plan Year, divided by 13.

"Bonus Funding Percentage" shall mean 1.75 percent (1.75%).

At the Committee's sole discretion, the potential Bonus Pool funding for a Plan Year may be increased by up to 20 percent based on performance in other areas as determined by the Committee (the "Funding Modifiers").

Any changes to the Bonus Funding Percentage and Capital Charge for a Plan Year as well as any Funding Modifier will be determined by the Committee within 90 days of the commencement of each such Plan Year.

METHOD OF CALCULATING INCENTIVE AWARDS

The Committee shall, in its discretion and after consideration of the recommendations of the President of CCL and the CEO and COO of Carnival Corporation, assign a specific number of points (the "Points") to each participant. The Points awarded to each participant will be communicated to the participant within ninety (90) days of the employee being initially selected to become a participant in the Plan and if and when there is a change in the number of Points assigned to the participant. Such decisions may be revised during a Plan Year by the Committee due to major changes in position responsibilities occurring during the Plan Year.

The Committee, in its sole discretion and after consideration of the recommendations of the President of CCL and the CEO and COO of Carnival Corporation, may adjust the Points assigned to each participant by multiplying such participant's Points by a percentage within the range set forth below corresponding to such participant's evaluated performance for such year (the "Weighted Points"):

      o     EXCELLENT PERFORMANCE               90 - 100%

      o     GOOD PERFORMANCE                    75 - 89%

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      o     FAIR PERFORMANCE                    60 - 74%

      o     LESS THAN FAIR PERFORMANCE           0 - 59%

In addition, the Committee may adjust the Weighted Points assigned to a participant for any leaves of absence (other than a leave of absence meeting the requirements of The Family and Medical Leave Act of 1993 for which no adjustment will be made). Each participant shall receive an Incentive Award equal to the product of his or her Weighted Points multiplied by the "Point Value." The Point Value shall be equal to (i) the amount of the Bonus Pool, divided by (ii) the aggregate Points (before adjustments) awarded to participants for each Plan Year.

Any amounts remaining in the Bonus Pool following the calculation of the Incentive Awards pursuant to the preceding paragraph shall be available for discretionary distribution by the Committee to participants or may be retained by CCL.

PAYMENT OF INCENTIVE AWARDS

Except as otherwise provided in the section entitled "Participation," Incentive Awards shall be paid on a date determined by the Committee which is on or prior to December 31st following each Plan Year. At the discretion of the Committee, advance partial payment of Incentive Awards may be made based on anticipated performance results. At the discretion of the Committee, special arrangements may be made for earlier payment to Early Termination Employees. All Incentive Awards payable to "officers" of Carnival Corporation as defined by Rule 16a-1 of the Securities Exchange Act must be reviewed and approved by the Committee prior to payment.

At the discretion of the Committee, participants may elect to defer payment of all or a portion of their Incentive Awards in accordance with and under the terms of the Carnival Corporation "Fun Ship" Nonqualified Savings Plan or any successor plan pursuant to Section 409(a) of the Internal Revenue Code.

DURATION OF PLAN

The Plan will be effective until terminated by the Committee, with the Committee reserving the right to modify how the Bonus Pool is calculated.

AMENDMENT OF PLAN

The Committee may amend the Plan from time to time in such respects as the Committee may deem advisable.

GOVERNMENTAL AND OTHER REGULATIONS

The Plan shall be subject to all applicable federal and state laws, rules and regulations and such approvals by any governmental or regulatory agency or national securities exchange, as may be required.